Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT entered into as of the 13th day of February, 2006 (the “Effective Date”), by and between PolyMedica Corporation (the “Company”), a Massachusetts corporation, and Devin J. Anderson, (the “Executive”) (hereinafter collectively referred to as the “parties”).
     WHEREAS, the Executive is currently employed by the Company as its General Counsel and Secretary and during his employment has gained experience in all phases of the Company’s business;
     WHEREAS, the Company recognizes the Executive’s extraordinary experience and relationships in the Company’s business and industry, and the Company desires to retain the services and employment of the Executive;
     WHEREAS, the Executive and the Company are parties to an Employment Agreement dated May 10, 2004, as amended August 31, 2004; and
     WHEREAS, the Company and the Executive desire to enter into this Agreement which will replace and supersede the Prior Agreements and will provide for the continued employment of the Executive by the Company upon the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the parties agree as follows:
     1.      Term. The initial term of employment under this Agreement will be for the period commencing on the Effective Date and continuing in effect until February 12, 2009. The term of this Agreement shall be extended for successive one (1) year terms at the end of the initial term and on each anniversary thereafter unless the Company has provided written notice to the Executive at least six (6) months before the end of a term that the Agreement shall not be extended (the initial term and any extensions thereof, the “Term”). Notwithstanding the foregoing, the Executive’s employment may be terminated during a Term as provided in Section 7 below.
     2.      Employment.
              (a)      The Executive will be employed as the General Counsel and Secretary of the Company or in such other position(s) as may be mutually agreed upon by the parties. The Executive will perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons employed in a similar executive capacity or as directed by PolyMedica’s Chief Executive Officer or Board of Directors of the Company (the “Board”). The Executive shall report directly to the Chief Executive Officer of PolyMedica.
              (b)      The Executive will devote his full working time, attention and skill to the performance of his duties and responsibilities as an executive employee of the Company in a trustworthy and professional manner, and will use his best efforts to promote the interests of the Company. The Executive will not, without prior written approval of the Board, engage in any other activities that would interfere with the performance of his duties as an employee of the Company, are in violation of written policies of the Company, are in violation of applicable law, or would create an actual or perceived conflict of interest with respect to the Executive’s obligations as an employee of the Company. The Executive may (1) with advance notice to and consent of the Board, serve on corporate, civil or charitable boards or committees; (2) deliver lectures and teach at educational institutions; (3) serve as a personal representative or trustee; (4) manage his personal, financial and legal affairs; and (5) invest personally in any business where no conflict of interest exists between such investment and the business of the Company, provided those activities do not require a material time commitment by the Executive or are otherwise contrary to any provision of this Agreement.
     3.      Compensation. For so long as the Executive is employed by the Company under this Agreement, the Executive shall be paid the following compensation:
               (a)      Base Salary. The Executive’s initial base salary will be $250,000 per annum (such base salary, as may be adjusted from time to time in accordance with this Section, the “Base Salary”), from which shall be deducted all required or authorized payroll deductions, including state and federal withholdings. The Base Salary will be payable in accordance with the Company’s customary payroll practices applicable to its executives. The Base Salary will be reviewed, and may be adjusted, at least annually in a manner designated by the Board.
                (b)      Bonus. The Executive will be eligible for an annual bonus for each fiscal year of his employment. Such bonus shall be based on a target equal to a percentage of Executive’s Base Salary as set forth in the PolyMedica Executive Bonus Plan, or similar plan, as in effect from time to time. The Board, or the Compensation Committee of the Board (the “Compensation Committee”), in its sole discretion, shall establish the eligibility criteria for such annual bonus, which may include Company financial projections and management goals specific to the Executive. Each bonus earned by the Executive will be paid to the Executive on or before 2 1/2 months following the end of (i) the Company’s fiscal year in which the applicable bonus was earned; or (ii) the calendar year in which the applicable bonus was earned, as applicable.
                (c)      Stock Based Compensation. The Executive will be eligible to participate in PolyMedica’s Employee Stock Purchase Plan and to be considered by the Compensation Committee for grants or awards of stock options or other stock-based compensation under PolyMedica’s 2000 Stock Incentive Plan or similar plans as in effect from time to time. All such grants or awards shall be governed by the relevant plan documents and requirements and shall be evidenced by PolyMedica’s then-standard form of stock option, restricted stock or other applicable agreement.
     4.      Employee Benefits. The Executive will be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and made available to employees generally including, without limitation, all pension, retirement, profit sharing, savings, health, hospitalization, disability, dental, life or travel accident insurance benefit plans, vacation and sick leave in accordance with the terms of such plans, practices and programs as in effect from time to time.

     5.      Executive Benefits. The Executive will be entitled to participate in all executive benefit or incentive compensation plans now maintained or hereafter established by the Company for the purpose of providing compensation and/or benefits to executives of the Company. Unless otherwise provided herein or as otherwise determined by the Compensation Committee of the Board, the Executive’s participation in such plans will be on the same basis and terms as other similarly situated executives of the Company. No additional compensation provided under any of such plans will be deemed to modify or otherwise affect the terms of this Agreement or any of the Executive’s entitlements hereunder.
     6.      Reimbursements and Other Benefits.
                (a)      Expenses. The Company will pay all reasonable and properly documented expenses incurred by the Executive in furtherance of the Company’s business in accordance with applicable Company policies and procedures (“Expenses”), including, without limitation, traveling and entertainment expenses, and will reimburse the Executive for all such reasonable expenses advanced by him and not reimbursed prior to the date of this Agreement.
                (b)      Life Insurance. The Company will provide term life insurance on the life of the Executive, for which the Executive shall designate the beneficiaries, with a death benefit equal to 150% of the Executive’s Base Salary.
                (c)      Vacation. The Executive may take four (4) weeks of paid vacation during each year at such times as shall be consistent with PolyMedica’s vacation policies and, in PolyMedica’s judgment, with PolyMedica’s vacation schedule for executives and other employees.
     7.      Termination and Compensation Upon Termination. The Executive’s employment hereunder may be terminated under the following circumstances:
                (a)      Definitions.
                          (i)      Cause. For purposes of this Agreement, “Cause” means:
                                    (A)      a good faith finding by the Board that the Executive failed to substantially perform his duties and obligations to the Company (other than a failure resulting from the Executive’s incapacity because of a Disability, as defined in Section 7(a)(ii)), including but not limited to one or more acts of gross negligence;
                                    (B)      a good faith finding by the Board of a material breach of the Company’s Code of Conduct or other policies and procedures; provided that, if such material breach is determined by the Board, in its sole discretion, to be curable, the material breach is not cured within 10 days after a written demand for cure is received by the Executive from the Board which specifically identifies the manner in which the Board believes the Executive has materially breached a provision of the Company’s Code of Conduct or other written policies of the Company;

                          (C)      indictment or conviction (including the entry of a plea of guilty or nolo contendere by the Executive) to any felony or any misdemeanor or other criminal offense involving fraud, dishonesty, theft, breach of trust or moral turpitude or that requires mandatory exclusion in any Federal health care program pursuant to 42 U.S.C. § 1320a-7(a) during the Executive’s employment;
                          (D)      a good faith finding by the Board that the Executive willfully engaged in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise;
                          (E)      a good faith finding by the Board that the Executive materially breached this Agreement or the Confidentiality, Non-Competition/Non-Solicitation and Work Product Agreement incorporated by Section 8;
                          (F)      the Executive’s exclusion, debarment or suspension from participation in any Federal health care programs or in Federal procurement or nonprocurement programs; or
                          (G)      the Executive’s violation of the Securities Act of 1933 or the Securities Exchange Act of 1934.
               (ii)      Disability.
                          (A)      Except as set forth in Section 7(a)(ii)(B) below, for purposes of this Agreement, “Disability” means a physical or mental illness, impairment or infirmity which renders the Executive unable to perform the essential functions of his position, including his duties under this Agreement, with reasonable accommodation, as determined by a physician selected by the Company and acceptable to the Executive or the Executive’s legal representative, for at least one hundred eighty (180) days during any 365-consecutive-day period.
                          (B)      Notwithstanding the foregoing, to the extent that any payment under this Agreement that is subject to Code Section 409A may be triggered due to a Disability, “Disability” shall mean Executive (A) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (B) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under a Company-sponsored group disability plan.
     The Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period during the Term of this Agreement and prior to the establishment of the Executive’s Disability during which the Executive is unable to work due to a physical or mental illness, impairment or infirmity. Notwithstanding anything contained in this Agreement to the contrary, the Executive will be entitled to return to his position with the Company as set forth in this Agreement in which event no Disability of the Executive will be deemed to have occurred, until the Termination Date specified in a Notice of Termination (as each term is hereinafter defined) relating to the Executive’s Disability.

               (iii)      Change in Control. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events:
                          (A)      the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in excess of 50% of either the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change in Control: (1) any acquisition of more than 50% of the Outstanding Company Common Stock directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company); (2) any acquisition of more than 50% of the Outstanding Company Common Stock by the Company; (3) any acquisition of more than 50% of the Outstanding Company Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (4) any acquisition by any Person who, prior to such acquisition, already owned more than 50% of the Outstanding Company Common Stock or Outstanding Company Voting Securities; or
                          (B)      such time as the majority of the members of the Board (or, if applicable, the board of directors of a successor corporation to the Company) is replaced during any 12-month period (commencing no earlier than the date of this Agreement) by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or
                          (C)      the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; or

                          (D)      approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, other than in a bankruptcy proceeding, provided that the liquidation or dissolution otherwise meets the requirements of one of the events described in Sections 7(a)(iii)(A), (B) or (C) above.
     In all respects, the definition of “Change in Control” shall be interpreted to comply with Code Section 409A, and the provisions of Treasury Notice 2005-1, and any successor statute, regulation and guidance thereto.
               (iv)      Change in Control Date. For purposes of this Agreement, “Change in Control Date” means (A) the first date during the Term on which a Change in Control occurs; or (B) the date immediately prior to the date on which the Executive is terminated before a Change in Control if a Change in Control occurs and it is reasonably demonstrated by the Executive that such termination of employment (1) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control; or (2) otherwise arose in connection with or in anticipation of a Change in Control.
               (v)      Good Reason. For purposes of this Agreement, “Good Reason” means:
                          (A)      a change in the Executive’s title or duties resulting in a material diminution of the Executive’s status, authority or responsibilities;
                          (B)      a reduction in the Executive’s Base Salary;
                          (C)      the failure by the Company to (1) continue in effect any material compensation or benefit plan or program (including without limitation any life insurance, medical, health and accident or disability plan and any vacation or automobile program or policy) (a “Benefit Plan”) in which the Executive participates or which is applicable to the Executive, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or program; (2) continue the Executive’s participation in a Benefit Plan (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants; or (3) award cash bonuses to the Executive in amounts and in a manner substantially consistent with past practice in light of the Company’s financial performance;
                          (D)      a change by the Company in the location at which the Executive performs his principal duties for the Company to a new location that is both (1) outside a radius of 35 miles from the Executive’s principal residence; and (2) more than 20 miles from the location at which the Executive performed his principal duties for the Company as of the date this Agreement is executed by the Executive;
                          (E)      a requirement by the Company that the Executive travel on Company business to a substantially greater extent than as of the date this Agreement is executed by the Executive;

                               (F)      the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement, as required by Section 11(a);
                               (G)      a purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7(c); or
                               (H)      any failure of the Company to pay or provide to the Executive any portion of the Executive’s compensation or benefits due under any Benefit Plan within ten (10) days of the date such compensation or benefits are due, or any material breach by the Company of this Agreement.
     The Executive’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.
     Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if (1) prior to the Date of Termination specified in the Notice of Termination (each as defined in Sections 7(c) and 7(d)) given by the Executive in respect thereof, such event or circumstance has been fully corrected and the Executive has been reasonably compensated for any losses or damages resulting therefrom (provided that such right of correction by the Company shall only apply to the first Notice of Termination for Good Reason given by the Executive); or (2) the Company has given the Executive Notice of Termination prior to the date the Executive provides the Company with a Notice of Termination for Good Reason.
          (b)      Termination and Compensation Upon Termination.
                     (i)      Termination for Cause. The Company may terminate the Executive’s employment for Cause.
                               (A)      If the Executive’s employment is terminated by the Company for Cause, then the Company will pay the Executive all amounts earned or accrued hereunder through the Termination Date but not paid as of the Termination Date, including (1) Base Salary; (2) Expenses incurred by the Executive on behalf of the Company for the period ending on the Termination Date; (3) vacation pay (i.e. the Base Salary divided by 260 and then multiplied by the number of accrued and unused vacation days as of the Termination Date); and (4) any bonus or incentive compensation with respect to the fiscal year ended prior to the fiscal year in which the Termination Date occurs that was earned and unpaid, (collectively, “Accrued Compensation”).
                               (B)      In the event that the Company terminates the Executive’s employment without Cause as set forth in Section 7(b)(ii), but the Board determines subsequently that the Company had the right to terminate the Executive’s employment for Cause pursuant to this Section 7(b)(i), the Company may terminate the payment of all amounts to the Executive pursuant to Section 7(b)(ii) and the Executive shall return all previous payments made to him pursuant to Section 7(b)(ii) other than the Accrued Compensation.

               (ii)      Termination by the Company Without Cause or by the Executive for Good Reason. The Company may terminate the Executive’s employment without Cause and the Executive may terminate his employment for Good Reason. If the Executive’s employment with the Company is terminated by the Company without Cause (excluding any termination due to the Executive’s death or Disability) or by the Executive for Good Reason (other than within 24 months of the Change in Control Date, in which event Section 7(b)(v) shall apply), then the Company will pay the Executive:
                          (A)      all Accrued Compensation;
                          (B)      any deferred compensation;
                          (C)      a severance payment equal to two times the sum of (x) the Executive’s highest Base Salary during the three-year period immediately preceding the Termination Date (or during the period the Executive was employed by the Company, if shorter than three years) and (y) the average of the annual bonuses awarded to the Executive pursuant to Section 3(b) above during the three-year period immediately preceding the Termination Date (or during the period the Executive was employed by the Company, if shorter than three years). The severance pay provided for in this section shall be paid to the Executive in twenty-four (24) equal monthly installments on the first business day of each month following the Termination Date except that the first payment shall not be sooner than the eighth day following the date on which the Executive delivers to the Company the release referred to in Section 7(b)(ii)(F) below.
                          (D)      directly, or by reimbursing the Executive for, the monthly premium for continuation coverage under the Company’s health and dental insurance plans, to the same extent that such insurance is provided to persons currently employed by the Company, provided that the Executive makes a timely election for such continuation coverage under the Consolidate Omnibus Budget Reconciliation Act of 1985 (“COBRA”). The “qualifying event” under COBRA shall be deemed to have occurred on the Termination Date. The Company’s obligation under this paragraph shall end 18 months after the Termination Date or at such earlier date as the Executive becomes eligible for comparable coverage under another employer’s group coverage. The Executive agrees to notify the Company promptly and in writing of any new employment and to make full disclosure to the Company of the health and dental insurance coverage available to him through such new employment.
                          (E)      directly, or by reimbursing the Executive for, the monthly premium to continue the life insurance provided for in Section 6(b) for 18 months following the Termination Date.
                          (F)      The Company shall not be obligated to make the payments otherwise provided for in Sections 7(b)(ii)(B), (C), (D) and (E) unless the Executive provides to the Company, and does not revoke, a general release of claims in a form satisfactory to the Company.
                          (G)      The Company shall not be obligated to make the payments otherwise provided for in Sections 7(b)(ii)(B), (C), (D) and (E) upon a good faith finding by the Board of a material breach of the Confidentiality, Non-Competition/Non-Solicitation and Work

Product Agreement incorporated by Section 8 and the Executive shall return all previous payments made to him pursuant to Sections 7(b)(ii)(B), (C), (D) and (E) after the date on which the Executive materially breached the Confidentiality, Non-Competition/Non-Solicitation and Work Product Agreement incorporated by Section 8.
                          (H)      Notwithstanding any other provision with respect to the timing of payments under Sections 7(b)(ii)(B), (C), (D) and (E), to the extent that the Executive is deemed to be a “key employee” within the meaning of Code Section 416(i), any payments to which the Executive may become entitled under Sections 7(b)(ii) (B), (C), (D) and (E) will not commence until the first business day of the seventh month following the Termination Date, at which time the Executive shall be paid an aggregate amount equal to seven monthly payments otherwise due to the Executive under the terms of Sections 7(b)(ii)(B), (C), (D) and (E). Commencing on the first business day of the eighth month following the Termination Date and continuing each month thereafter, the Executive shall be paid the regular monthly payment otherwise due to the Executive in accordance with the terms of Sections 7(b)(ii) (B), (C), (D) and (E).
               (iii)      Disability. The Company may terminate the Executive’s employment upon the Executive’s Disability. If the Executive’s employment with the Company is terminated because of his Disability, then the Company will pay the Executive (A) all Accrued Compensation; and (B) an amount equal to the Executive’s target bonus for the fiscal year in which the Executive’s employment is terminated due to his Disability, multiplied by a fraction, the numerator of which shall be the number of days from the beginning of such fiscal year through the Termination Date and the denominator of which shall be three hundred and sixty-five (365). If the Executive’s Disability meets the definition set forth in Section 7(a)(ii)(B), the Company will also pay the Executive any deferred compensation. In addition, effective upon the Executive’s Disability, each outstanding option to purchase shares of Common Stock of the Company held by the Executive shall become immediately exercisable in full and will no longer be subject to a right of repurchase by the Company, and each outstanding restricted stock award shall be deemed to be fully vested and will no longer be subject to a right of repurchase by the Company.
               (iv)      Death. The Executive’s employment shall terminate because of the Executive’s death. If the Executive’s employment with the Company terminates because of the Executive’s death, then the Company will pay the Executive’s beneficiaries or heirs (A) all Accrued Compensation; (B) an amount equal to the Executive’s target bonus for the fiscal year in which the Executive’s employment is terminated due to his death, multiplied by a fraction, the numerator of which shall be the number of days from the beginning of such fiscal year through the Termination Date and the denominator of which shall be three hundred and sixty-five (365); and (C) any deferred compensation. In addition, effective upon the death of the Executive, each outstanding option to purchase shares of Common Stock of the Company held by the Executive shall become immediately exercisable in full and will no longer be subject to a right of repurchase by the Company, and each outstanding restricted stock award shall be deemed to be fully vested and will no longer be subject to a right of repurchase by the Company.
               (v)      Termination by the Company Without Cause or by the Executive for Good Reason Within 24 Months of Change in Control Date. If the Executive’s employment with the Company is terminated by the Company without Cause (excluding any termination due to the Executive’s death or Disability) or by the Executive for Good Reason and in either case the Termination Date occurs within twenty-four (24) months of the Change in Control Date, then the Company will pay or reimburse the Executive:
                    (A)      all Accrued Compensation;
                    (B)      any deferred compensation;
                    (C)      a severance payment equal to two times the sum of (x) the Executive’s highest Base Salary during the three-year period immediately preceding the Change in Control Date (or during the period the Executive was employed by the Company, if less than three years prior to the Change in Control Date) and (y) the average of the annual bonuses awarded to the Executive pursuant to Section 3(b) above during the three-year period immediately preceding the Change in Control Date (or during the period the Executive was employed by the Company, if shorter than three years). The severance pay provided for in this section shall be paid to the Executive in twenty-four (24) equal monthly installments on the first business day of each month following the Termination Date except that the first payment shall not be sooner than the eighth day following the date on which the Executive delivers to the Company the release referred to in Section 7(b)(v)(F) below.
                    (D)      directly, or by reimbursing the Executive for, the monthly premium for continuation coverage under the Company’s health and dental insurance plans, to the same extent that such insurance is provided to persons currently employed by the Company, provided that the Executive makes a timely election for such continuation coverage under COBRA. The “qualifying event” under COBRA shall be deemed to have occurred on the Termination Date. The Company’s obligation under this paragraph shall end 18 months after the Termination Date or at such earlier date as the Executive becomes eligible for comparable coverage under another employer’s group coverage. The Executive agrees to notify the Company promptly and in writing of any new employment and to make full disclosure to the Company of the health and dental insurance coverage available to him through such new employment.
                    (E)      directly, or by reimbursing the Executive for, the monthly premium to continue the life insurance provided for in Section 6(b) for 18 months following the Termination Date.
                    (F)      The Company shall not be obligated to make the payments otherwise provided for in Sections 7(b)(v)(B), (C), (D) and (E) unless the Executive provides to the Company, and does not revoke, a general release of claims in a form satisfactory to the Company.
                    (G)      The Company shall not be obligated to make the payments otherwise provided for in Sections 7(b)(v)(B), (C), (D) and (E) upon a good faith finding by the Board of a material breach of the Confidentiality, Non-Competition/Non-Solicitation and Work Product Agreement incorporated by Section 8 and the Executive shall return all previous payments made to him pursuant to Sections 7(b)(v)(B), (C), (D) and (E) after the date on which the Executive materially breached the Confidentiality, Non-Competition/Non-Solicitation and Work Product Agreement incorporated by Section 8.
                                    (H)      Notwithstanding any other provision with respect to the timing of payments under Sections 7(b)(v)(B), (C), (D) and (E), to the extent that the Executive is deemed to be a “key employee” within the meaning of Code Section 416(i), any payments to which the Executive may become entitled under Sections 7(b)(v)(B), (C), (D) and (E) will not commence until the first business day of the seventh month following the Termination Date, at which time the Executive shall be paid an aggregate amount equal to seven monthly payments otherwise due to the Executive under the terms of Sections 7(b)(v)(B), (C), (D) and (E). Commencing on the first business day of the eighth month following the Termination Date and continuing each month thereafter, the Executive shall be paid the regular monthly payment otherwise due to the Executive in accordance with the terms of Sections 7(b)(v)(B), (C), (D) and (E).
                     (vi)      Resignation. The Executive may terminate this Agreement without Good Reason upon thirty (30) days’ prior written notice to the Board. If the Executive’s employment with the Company is terminated by the Executive without Good Reason, then the Company will pay the Executive all Accrued Compensation earned through the Termination Date specified in the Notice of Termination.
          (c)      Notice of Termination. Any purported termination by the Company or by the Executive will be communicated by a written Notice of Termination to the other. For purposes of this Agreement, a “Notice of Termination” means a notice which indicates the specific termination provision in this Agreement relied upon and sets forth the Termination Date (as defined below). For purposes of this Agreement, no purported termination of employment will be effective without a Notice of Termination.
          (d)      Termination Date. “Termination Date” will mean (i) in the case of the Executive’s Death, the Executive’s date of Death; (ii) if the Executive’s employment is terminated for Disability, the date of the Executive’s Disability; (iii) if the Executive terminates his employment, on the effective date of termination specified in the Notice of Termination; and (iv) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination, which will not be longer than seven (7) days after the Notice of Termination.
          (e)      Timing of Payment. The Accrued Compensation payable to the Executive as provided in Sections 7(b)(i) — (vi) will be paid pursuant to applicable state law or within ten (10) business days after the Executive’s Termination Date, whichever period is shorter. Any deferred compensation will be paid to the Executive or his beneficiaries, as applicable, 60 days after the Executive’s termination date. Any other compensation provided for in Section 7(b) will be paid as set forth above.
          (f)      Mitigation. The Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment will be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment other than as provided under Sections 7(b)(ii)(D) and 7(b)(v)(D).

                (g)      Other. The Executive’s entitlement to any other compensation or benefits upon termination of Executive’s employment. will be determined in accordance with the Company’s employee benefit plans and other applicable programs and practices then in effect.
     8.      Executive Covenants. As a condition of his continued employment with the Company and in exchange for the consideration set forth in this Agreement and the consideration provided by the Executive’s Restricted Stock Agreement, the Executive acknowledges and reaffirms his obligations under his Confidentiality, Non-Competition/Non-Solicitation and Work Product Agreement dated May 27, 2005 and as amended from time to time (the “Non-Competition Agreement”), which shall survive the termination of his employment.
     9.      Accelerated Vesting Upon a Change in Control. If a Change in Control occurs during the Term, then, effective upon the Change in Control:
                (a)      each outstanding option to purchase shares of Common Stock of the Company held by the Executive shall become immediately exercisable in full and will no longer be subject to a right of repurchase by the Company; and
                (b)      each outstanding restricted stock award shall be deemed to be fully vested and will no longer be subject to a right of repurchase by the Company.
     10.      Treatment of Section 280G. If it is determined that the amounts payable to the Executive under the Agreement, when considered together with any amounts payable to the Executive in connection with a Change in Control, cause such payments to be treated as “excess parachute payments” as defined under Code Section 280G (“Excess Parachute Payments”), and such payments equal an amount that is at least equal to the product of (a) 3.3, multiplied by (b) the “base amount” as defined under Code Section 280G (“Base Amount”), then the Company will make an additional “gross up” payment to the Executive, which shall be in an amount sufficient to pay for any additional tax imposed on the Executive pursuant to Code Section 4999 and any additional interest or penalties imposed on the Executive with respect to such tax, plus the federal, state and local taxes applicable to such additional “gross up” payment. Notwithstanding the foregoing, if it is determined that the amounts payable to the Executive under the Agreement, when considered together with any amounts payable to the Executive in connection with a Change in Control, will cause such payments to be treated as Excess Parachute Payments, but such payments will equal an amount which is less than the product of (x) 3.3, multiplied by (y) the Base Amount, then the payments to the Executive under this Agreement will be reduced to the extent necessary so that no additional tax will be imposed on the Executive pursuant to Code Section 4999.
     11.      Successors and Assigns.
                (a)      Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this

Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.
                (b)      Successor to the Executive. Neither this Agreement nor any right or interest hereunder will be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by the Executive’s legal personal representative.
     12.      Arbitration. The Company and the Executive agree that they prefer to arbitrate any dispute they may have instead of litigating in court before a judge or jury. Therefore, any and all disputes, claims and controversies between the Company or any of its Affiliates and the Executive arising out of or relating to this Agreement, or the breach thereof, or otherwise arising out of or relating to the Executive’s employment or the termination thereof will be resolved by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (or any comparable rules then in existence). The arbitration will take place in the Boston, Massachusetts metropolitan area. The arbitrator will have no authority to award punitive damages. The award of the arbitrator will be final and judgment thereon may be entered in any court having jurisdiction. The parties will share the costs of the arbitration equally, unless otherwise ordered by the arbitrator. Each party will bear its own attorneys’ fees and costs. Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction. The parties understand and agree that EACH PARTY TO THIS AGREEMENT WAIVES ANY RIGHT TO A JURY TRIAL.
     13.      Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) will be in writing and will be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company will be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications will be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address will be effective only upon receipt.
     14.      Non-exclusivity of Rights. Nothing in this Agreement will prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor will anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company or any of its subsidiaries. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its subsidiaries will be payable in accordance with such plan or program, except as explicitly modified by this Agreement.
     15.      Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. The Company and the Executive agree that they will negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Code Section 409A, or any successor statute, regulation and guidance thereto; provided that no such amendment shall increase the total financial obligation of the Company under this Agreement. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
     16.    Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the conflict of law principles thereof. The Executive hereby irrevocably submits and acknowledges and recognizes the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.
     17.    Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.
     18.    Entire Agreement. This Agreement, and the Non-Competition Agreement, the 2000 Stock Incentive Plan, the Restricted Stock Grant, the PolyMedica Corporation Executive Savings Plan and the PolyMedica Corporation Employee Stock Purchase Plan constitute the entire agreement between the parties hereto and supersede all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, including, but not limited to, the Prior Agreements.
     19.    Tax Consequences. The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

PolyMedica Corporation
/s/ Patrick T. Ryan
Name:	Patrick T. Ryan
Title:	President and Chief Executive Officer

Executive
/s/ Devin J. Anderson
Devin J. Anderson